EXHIBIT 10.21

                           AGREEMENT FOR FINDER'S FEE

         It is agreed that Xcel Associates, Inc., a New Jersey Corporation, herein referred to ("XAI") is appointed effective June 1, 2000, as a finder for a period of six (6) months by Mr. Jerry Washburn and One Source Technology, Inc. Should XAI introduce a Company, individual investor or any prospect for business investment or combination, and you or your nominee, or any affiliated company or person acting on behalf of you or your nominee, directly or indirectly, wish to negotiate with said prospect and ultimately, a legal binding transaction is effected with the prospect, either by debt or equity investment, acquisition, consolidation, merger, purchase of assets or through any form or union with said prospect within twenty-four (24) months from the date of our submission, your nominee, or any affiliated company or person acting on your behalf by virtue of this Agreement recognizes XAI as the Finder of Record, " acknowledged hereby that XAI is deemed a "Partyu-in- interest" to the proposed transaction(s) and is further deemed to be a principal party to any closing or series of closings required to fully effect the transaction(s) contemplated hereby and will protect XAI's position with respect to our finder's Fee, as listed in Fee Schedule below. This fee is to be paid to XAI at the time of said closing(s), or as mutually agreed by Certified or Bank Check only, calculated on the total value of the transaction(s) on the basis of the Fee Schedule as herein below described.

                                  FEE SCHEDULE

5% on the value of each transaction of          $1,000,000; plus
4% on the second                                $1,000,000; plus
3% on the third                                 $1,000,000; plus
2% on the fourth                                $1,000,000; plus
1% on the value of each transaction in the excess of $5,000,000.

         For example, a 5% fee would be paid on the first million dollars obtained a 4% fee would be paid on the second million dollars, a 3% fee would be paid on the third million dollars, a 2% fee would be paid on the fourth million dollars and a 1% fee would be paid on all additional monies raised.

         Consideration is defined as all cash, payments in stock, options, fees, notes, leases or other evidences of indebtedness. It is intended to include the total value of any investment, dent or equity, earn out, or consulting agreements, covenants, assets, standby facilities or instruments of credit of any kind to be given or committed to be given in connection with the prospective transaction(s) contemplated herein, and/or assumption of debt. XAI's fee shall be based upon all of the foregoing.

         XAI, at its option, may elect to obtain all or part as mutually agreed of its fee in shares of stock of the company in lieu of cash. The stock shall be valued at eighty percent (80%) of its most recent bid price for the purpose of conversion to its cash value in this transaction.

This Agreement shall be binding upon the parties hereto, their heirs, estates, successors and assigns.

IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date and year first above written.


ONESOURCE TECHNOLOGIES, INC.


By: /s/ Jerry Washburn
-----------------------------
Mr. Jerry Washburn President



XCEL ASSOCIATES, INC.


By: /s/ Edward T. Whelan
--------------------------------
Edward T. Whelan, President